Exhibit 23.3

Consent of Independent Auditor

Altamira Therapeutics Ltd

Bermuda

We hereby consent to the incorporation by reference in the Registration Statements of our report dated June 28, 2024, relating to the consolidated financial statements of Altamira Medica AG appearing in the Annual Report on Form 20-F/A of Altamira Therapeutics Ltd. for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding Altamira Medica AG’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO AG

/s/ Christoph Tschumi	/s/ Grégoire Weber
Christoph Tschumi	Grégoire Weber

Zurich
August 22, 2024